EXHIBIT 99.1
                                                                    ------------

       ABLE LABORATORIES CONDUCTS LIMITED RECALL OF CARISOPRODOL TABLETS,
                          USP 350 MG PER FDA GUIDELINES

          COST OF RECALL ESTIMATED AT $300,000 FOR FOURTH QUARTER 2002


SOUTH PLAINFIELD, NJ, JANUARY 16, 2003 - ABLE LABORATORIES, INC. (NASDAQ
SMALLCAP: ABRX, BSE: AAB), today announced that it is conducting a limited recall of the muscle relaxant tablet Carisoprodol 350 mg product number A266. The recall is prompted by an imprinting error on specific lots of Carisoprodol Tablets, USP 350 mg, manufactured by the Company. The Company discovered the problem and immediately notified the U.S. Food and Drug Administration (FDA) and reached, by consensus with the FDA, the conclusion to recall the product as a Class III, Wholesale Level Recall. Further, based upon the Class III designation, the FDA has determined that there is no public health danger with the product that is currently on the market.

Because of the error, some tablets in the affected lots are imprinted with an incorrect product number (A265 instead of A266). The problem that created the recall has been identified and remedied.

The Company estimates the total cost of the recall to be approximately $300,000, which amount will be charged to operating income for the fourth quarter 2002 since the product was manufactured and shipped late in the fourth quarter.

The limited recall consists of collecting the specific lots from identified wholesalers and distributors. Based upon its finding that the product poses no public health danger, the FDA has limited the action to a Class III, Wholesale Level Recall.

Able Laboratories is a developer and manufacturer of generic pharmaceuticals. Since March 2001, Able has received 23 ANDA approvals. Further information on Able may be found on the Company's web site, WWW.ABLELABS.COM.


Except for historical facts, the statements in this news release, as well as oral statements or other written statements made or to be made by Able Laboratories, Inc., are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties. For example, statements about the Company's operations, , costs of compliance with applicable government regulations, the current or expected market size for its products, the success of current or future product offerings, the research and development efforts and the Company's ability to file for and obtain U.S. Food and Drug Administration approvals for future products, are forward-looking statements. Forward-looking statements are merely the Company's current predictions of future events. The statements are inherently uncertain, and actual results could differ materially from the statements made herein. There is no assurance that the Company will achieve the sales levels that will make its operations profitable or that ANDA filings and approvals will be completed and obtained as anticipated. For a description of additional risks, and uncertainties, please refer to the Company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2001 and its Form 10-Q for the nine months ended September 30, 2002. The Company assumes no obligation to update its forward-looking statements to reflect new information and developments.